EXHIBIT 10.8


                              EMPLOYMENT AGREEMENT

   This Employment Agreement is made by and between Bandag, Incorporated ("Bandag") and Michel L. Petiot ("Petiot").

   WHEREAS, Bandag is desirous of continuing the employment of Petiot and has requested he accept the position of Senior Vice President - Development; and

   WHEREAS, Petiot desires to continue employment with Bandag and has agreed to accept the position of Senior Vice President - Development;

   NOW, THEREFORE, the parties agree as follows:

        1. Effective January 1, 1994, Petiot as Senior Vice President - Development shall be transferred back to the United States and shall no longer participate in the corporation's expatriate program of compensation. As an employee of Bandag located in the United States, commencing January 1, 1994, and for a period of three years thereafter, Petiot shall receive a minimum salary of U.S. $90,000 with upward adjustment within the sole discretion of the Board of Directors of Bandag. Petiot shall continue to participate, commensurate with the above-stated compensation, in the United States fringe benefit programs, including the Bandag Restricted Stock Plan, for the like term. The award of additional shares shall continue to be within the sole discretion of the committee established by the Board of Directors of Bandag for such purpose, but nothing in this agreement shall adversely affect the right of Petiot to previously awarded shares upon attainment of age 60.

        2. In accordance with established Bandag practice, Bandag shall pay the relocation expenses of Petiot back to the United States and shall pay for tax preparation expenses for calendar year 1993.

        3. Petiot agrees that for a period of two years following any termination of employment with Bandag, he shall not, within North America or Western Europe, directly compete with Bandag by engaging in executive employment directly related to the manufacture of retreading truck tires utilizing precured tread rubber. This covenant not to compete does not extend to Petiot's employment with any tire manufacturer or other business concern which operates a division engaged in the manufacture of pre-cured tread rubber as long as Petiot does not assume major executive responsibilities for the manufacture of pre-cured tread rubber.

   Dated at Muscatine, Iowa this 20 date of December, 1993.

   BANDAG, INCORPORATED

   By:  /s/ Mel Hershey                    /s/ Michel Petiot